EXHIBIT 10.3

Note Purchase Agreement

This Note Purchase Agreement (this "Note Purchase Agreement") is dated January 6, 2016, by and between Terry F. King an individual with an address at 4901 Winding Lane, Indian Trial, North Carolina, 28079 (the "Investor") and Multimedia Platforms, Inc, a Nevada corporation (the "Company"), whereby the parties agree as follows:

1. Subscription.

Investor agrees to buy and the Company agrees to sell and issue to Investor a 9% convertible promissory note (the "Note") in the amount of the aggregate purchase price as set forth on the signature page hereto (the "Purchase Price") and common stock purchase warrant (the "Warrant") to purchase such number of shares equal to one hundred percent (100%) of the number of shares of common stock for which the principal amount (and interest and such other amounts as determined under the Note) of the Note is subject to conversion under the terms of the Note. The completion of the purchase and sale of the Note and Warrant (the "Closing") shall take place at a place and time (the "Closing Date") to be specified by the Company.

2. Investor Acknowledgements.

Investor represents that Investor is purchasing the Note and Warrant for such Investor's own account, and not as nominee or agent, for investment purposes only and not with a view to, or for sale in connection with, a distribution. Investor acknowledges that it is able to protect its interests in connection with the acquisition of the Note and Warrant and can bear the economic risk of investment in such without producing a material adverse change in Investor's financial condition. Investor, either alone or with Investor's representative(s), otherwise has such knowledge and experience in financial or business matters that Investor is capable of evaluating the merits and risks of the investment in the Note and Warrant.

3. Miscellaneous.

This Note Purchase Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile or via electronic format.

All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, sent by a recognized overnight courier service such as Federal Express, or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company: as set forth on the signature page hereto.

To the Investor: as set forth on the signature page hereto.

All notices hereunder shall be effective upon receipt by the party to which it is addressed.

{Signature page follows}

1

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this Note Purchase Agreement.

MULTIMEDIA PLATFORMS, INC.

	By:	/s/ Robert A. Blair
	Name:	Robert A. Blair
	Title:	Chief Executive Officer

Purchase Price:$50,000 Principal Amount of Note: $50,000 Number of Warrant Shares:166,667		Address for Notice: Multimedia Platforms, Inc. 2929 East Commercial Blvd., Suite Ph-D Fort Lauderdale, Florida 33308 Attn: Robert A. Blair, Chief Executive Officer

INVESTOR: Terry F. King

By:	/s/ Terry F. King
Name:	Terry F. King
Title:

PHYSICAL DELIVERY OF NOTE AND WARRANT
Delivery Instructions:

Name in which Note and Warrant should be issued: Terry F. King	Address for delivery: Street: 4901 Winding Lane City/State/Zip: Indian Trail, NC 28079 Attention: Terry F. King Telephone No.: 704-821-7831